As filed with the Securities and Exchange Commission on March 3, 2004.

Registration No. 333–

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

(Exact name of Registrant as specified in its charter)

Georgia	6021	76-0706098
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9464 Highway 5, Douglasville, Georgia 30135, (770) 489-3222

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William C. Lumpkin, Jr.

First Commerce Community Bankshares, Inc.

9464 Highway 5

Douglasville, Georgia 30135

(770) 489-3222

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Thomas O. Powell, Esq.

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308-2216

Phone (404) 885-3294

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $1.00 par value per share	418,500	$10.00	$4,185,000(1)	$531

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion; Dated March 3, 2004

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

a bank holding company for

FIRST COMMERCE COMMUNITY BANK

Common Stock

$10.00 per share

We have outstanding warrants to purchase up to 418,500 shares of our common stock, par value $1.00 per share. The warrant holders can use this prospectus to purchase some or all of the shares of common stock they receive by exercising those warrants. We will receive $10.00 per share of common stock upon any exercise of a warrant.

There is no active trading market for our common stock. Shares of our common stock will not be listed on Nasdaq or any national securities exchange.

An investment in our common stock involves risks. You should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment under the heading “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of our common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

The date of this prospectus is                      , 2004

SUMMARY

This summary highlights selected information from this document and the documents incorporated by reference and does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we have referred you.

General

First Commerce Community Bankshares, Inc. is a Georgia corporation that was incorporated on July 23, 2002 to organize and serve as the holding company for First Commerce Community Bank, a Georgia state bank in Douglas County, Georgia. On June 11, 2002, we filed an application with the Georgia Department of Banking and Finance to organize First Commerce Community Bank as a state bank in Douglas County. We received final approval of First Commerce Community Bank’s charter application and began banking operations on March 4, 2003. First Commerce Community Bank operates as a community bank emphasizing prompt, personalized customer service to individuals and businesses located in Douglas County, Georgia.

Our executive offices are located at 9464 Highway 5, Douglasville, Georgia 30135. Our telephone number is (770) 489-3222.

Our Management

Our board of directors is comprised of a number local business and community leaders. Our directors are:

•	Carl E. Carr, Jr.

•	James E. Daniell

•	Jack F. Gamel

•	Kenneth M. Guy

•	Larry W. Jackson

•	Richard W. Kinsey

•	William C. Lumpkin, Jr.

•	J. David McDade

•	Phil D. Miller

•	Paul T. Price, Jr.

•	Tom D. Richey

•	Jimmy R. Smith

•	Joel R. Tidwell

•	Frank C. Winn

In addition, we have established a senior management team that includes individuals with significant experience in the banking industry in Georgia and in our market area particularly. We have retained the following individuals to serve on our senior management team:

•	William C. Lumpkin, Jr. serves as the president and chief executive officer of First Commerce Community Bankshares and First Commerce Community Bank. Mr. Lumpkin has 27 years of banking experience in Douglas County; and

•	Tom D. Richey serves as the chief financial officer of First Commerce Community Bankshares and First Commerce Community Bank. Mr. Richey has 28 years of banking experience in Douglas and Cobb counties.

Products and Services

We offer quality products and personalized services while providing our customers with the financial sophistication and array of products typically offered by a larger bank. Our lending services include real estate-related loans, commercial loans to small- to medium-sized businesses and professional concerns and consumer loans to individuals. We offer a broad range of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement our lending and deposit services, we also provide overdraft protection, direct deposit, wire transfers, night depository, credit cards, safe-deposit boxes, travelers checks, debit cards and automatic drafts. We offer our services through a variety of channels, including internet banking, automated teller machines and telephone banking.

Dividends

In light of regulatory restrictions and the need for us to retain and build capital, we plan to reinvest earnings and not pay dividends for the next several years. Our future dividend policy will depend on our earnings, capital requirements and financial condition, as well as other factors our board of directors considers relevant.

Organizer Warrants

The 12 individuals who organized First Commerce Community Bank and served as our initial board of directors were granted an aggregate of 418,500 warrants in our initial public offering. In recognition of the financial risks undertaken by them in our organization and to encourage their continued, active participation in growing our business, we offered these organizers warrants to purchase one share of our common stock for every share they purchased in our initial public offering, with an exception for one director who purchased an additional 50,000 shares that were not subject to warrants. Once vested, these individuals may exercise their warrants to purchase one share of our common stock at an exercise price of $10.00 per share. We are registering the shares to be issued upon the exercise of these warrants.

RISK FACTORS

The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest. You also should carefully read the cautionary statement following this Risk Factors section regarding our use of forward-looking statements.

We have a limited operating history upon which to base an estimate of our future financial performance and have experienced losses during our first year of operations.

As a result of our limited operating history, you do not have either the type or amount of information that would be available to a purchaser of securities of a financial institution with a significant operating history. In addition, we have experienced losses since our organization. For the nine month period ended September 30, 2003, we reported a net loss of $644,536. We expect to report a net loss of approximately $655,695 for the year ended December 31, 2003. There can be no assurances that our losses will not continue in 2004, or as to when, if ever, our operations will be profitable.

We do not expect to pay dividends for the foreseeable future.

We do not anticipate paying dividends to our shareholders for the foreseeable future. In order to pay dividends, we will need to receive dividends from our bank subsidiary or have other sources of funds. As a state-chartered bank, First Commerce Community Bank will not be able to pay dividends to us until it is cumulatively profitable and satisfies other regulatory requirements. At September 30, 2003, our accumulated deficit was approximately $1.0 million. We expect that our cumulative deficit will be $1.02 million as of December 31, 2003.

Departures of our key personnel or directors may impair our operations.

William C. Lumpkin, Jr. and Tom D. Richey are important to our success, and if we were to lose either of their services, our financial condition and results of operations could be adversely affected. Mr. Lumpkin is the key management official in charge of our daily business operations. Mr. Richey serves as our chief financial officer. Although we have entered into an employment agreement with Mr. Lumpkin, we cannot be assured of his continued service, or the continued service of Mr. Richey.

In addition, our directors’ community involvement and extensive local business relationships are important to our success. Our growth could be adversely affected if the composition of our board of directors changes significantly.

Our directors and officers have the ability to influence shareholder actions, and they may have interests that are different from yours as an investor.

Our directors and executive officers are able to exercise significant control over the management and affairs of First Commerce Community Bankshares and First Commerce Community Bank, and will be able to significantly influence all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. These persons, individually or as a group, may have interests that are different from yours as an investor. Our directors and executive officers beneficially own 444,500 shares of our common stock, which equals 40.0% of our outstanding shares. In addition, our directors and executive officers may own up to 863,000 shares, or up to 56.4% of our outstanding common stock, assuming the exercise of all warrants and stock options issued to them in connection with our formation.

Through the exercise of warrants and stock options, our directors and employees may be able to acquire shares of our common stock for less than the market value of our common stock, which would cause dilution of your ownership interest in First Commerce Community Bankshares.

The 12 initial members of our board of directors were granted 418,500 warrants to purchase one additional share of our common stock in recognition of the financial risks undertaken by them in our organization. Each warrant entitles such director to purchase one additional share of our common stock, at a purchase price of $10.00 per share. In addition, we have reserved up to 100,000 shares of our common stock for future issuance under stock option plan. Of the shares reserved for issuance under our stock option plan, employees currently have received options to purchase up to 28,150 shares, at a purchase price of $10.00 per share.

We face strong competition for customers, especially from larger and more established financial institutions.

We compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. With multiple financial institutions already doing business in our primary service area, and given the chance that additional competitors may enter the market in the future, we will be faced with continuous competition. Moreover, some of these competitors are not subject to the same degree of regulation as we are and may have greater resources than will be available to us. Competition from non-traditional financial institutions may also affect our success due to the Gramm-Leach-Bliley Act.

We may not be able to compete with our larger competitors for larger customers because our lending limits are lower than theirs.

Our lending limit is significantly less than the limits for most of our competitors, and may hinder our ability to establish relationships with larger businesses in our market area. Our legal lending limit has decreased as First Commerce Community Bank’s capital decreased as a result of its losses. Based on our legal lending limit, we will need to sell participations in our loans to other financial institutions in order to meet the lending needs of our customers requiring extensions of credit above these limits. However, our strategy to accommodate larger loans by selling participations in those loans to other financial institutions may not be successful.

Our success depends significantly upon general economic conditions in Douglas County.

Our operations and profitability may be more adversely affected by a local economic downturn than those of our larger competitors which are more geographically diverse. Since the majority of our borrowers and depositors are individuals and businesses located and doing business in Douglas County, our success depends significantly upon the general economic conditions in and around Douglas County. An adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for First Commerce Community Bank. In addition, because many of our shareholders are residents of Douglas County, a prolonged downturn in the general economic conditions in this area could result in sales of large amounts of our common stock.

Rapidly rising or falling interest rates could significantly harm our business.

A rapid increase or decrease in interest rates could significantly harm our net interest income, capital and liquidity. Our profitability depends substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets, such as loans and investment securities, and the interest expense paid on our interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could significantly and adversely effect our earnings, which, in turn, would impact our business.

An active trading market for our common stock has not developed, which means that you may not be able to sell your shares.

An active and liquid trading market for our common stock has not developed and we do not expect that one will develop within the next five years. Therefore, you should not invest in this offering if you have a short-term investment intent.

If an active trading market does not develop, you may not be able to sell your shares promptly, or perhaps at all. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock.

The market price of our common stock may be volatile.

If a market develops for our common stock, significant market price volatility may be experienced. Factors that may affect the price of our common stock include its depth and liquidity, investor perception of our financial strength, conditions in the banking industry such as credit quality and monetary policies, and general economic and market conditions. Our quarterly operating results, changes in analysts’ earnings or other developments affecting us could cause the market price of our common stock to fluctuate substantially. In addition, from time to time the stock market experiences extreme price and volume fluctuations. This volatility may significantly affect the market price of our common stock for reasons unrelated to our operating performance.

Our profitability and growth could be adversely affected by changes in the law, especially changes deregulating the banking industry.

We are subject to extensive federal and state government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by federal and state banking laws and regulations. These and other restrictions limit the manner in which we conduct our business and obtain financing, including our ability to attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may also adversely affect the banking industry or our operations. We cannot predict the effects of any potential changes, but they could adversely affect our future operations.

The operation of First Commerce Community Bank may, in the future, require more capital than we raised in our initial public offering or will raise in this offering, and we may not be able to obtain additional capital on terms that are favorable to investors.

In the future, should we need additional capital, we may not be able to raise additional funds through the issuance of additional shares of our common stock or other securities. Even if we were able to obtain additional capital through the issuance of additional shares of our common stock or other securities, we may not be able to issue these securities at prices or on terms better than or equal to terms of this offering. The issuance of new securities could dilute your ownership interest in First Commerce Community Bankshares.

Georgia law and provisions of our articles of incorporation and bylaws could deter or prevent takeover attempts by a potential purchaser of our common stock that would be willing to pay you a premium for your shares of our common stock.

In many cases, shareholders receive a premium for their shares when a company is acquired by another company. Under Georgia law, however, no bank holding company may acquire control of First Commerce

Community Bankshares until First Commerce Community Bank has been incorporated for three years. As a result, your ability to receive a premium over market for your shares of our common stock may be severely limited until March 4, 2006. In addition, our articles of incorporation and bylaws contain provisions that may deter or prevent an attempt to change or gain control of First Commerce Community Bankshares. These provisions include the possible existence of preferred stock, staggered terms for directors, restrictions on the ability to change the number of directors or to remove a director, special provisions regarding combinations with “interested” shareholders and the price at which an acquirer may purchase your shares of our common stock, and flexibility in evaluating acquisition proposals. As a result, you may be deprived of opportunities to sell some or all of your shares of our common stock at prices that represent a premium over market prices.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference in this prospectus are “forward-looking statements.” Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, potential economic growth in our primary service area, our business strategies and and other statements that are not historical facts. The words “anticipate,” “estimate,” “project,” “intend,” “expect,” “believe,” “forecast” and similar expressions are intended to identify these forward-looking statements, but some of these statements may use other phrasing. In addition, any statement in this prospectus that is not a historical fact is a “forward-looking statement.” These forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Some of these factors are set forth above in the section entitled “Risk Factors” on page 3. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements.

USE OF PROCEEDS

Upon the exercise of any warrant, we will receive $10.00 per share of common stock issued as a result of the exercise of the warrant. We will use these proceeds for general corporate purposes, including contributing the proceeds to First Commerce Community Bank to provide additional capital to support its growth.

PLAN OF DISTRIBUTION

In the event of the exercise of any or all of the warrants by the warrant holders, we will receive $10.00 multiplied by the number of shares exercisable pursuant to the warrant. In exchange for the consideration, we will issue the shares of our common stock to the exercising warrant holder. We will not use an underwriter in connection with these issuances of common stock. Upon issuance, the shares will be freely tradable subject, in the case of exercise by affiliates of First Commerce Community Bankshares, to Rule 144 promulgated under the Securities Act.

DIVIDENDS

In light of regulatory restrictions and the need for us to retain and build capital, we plan to reinvest earnings and not pay dividends for the next several years. Our ability to pay dividends to our shareholders will therefore depend largely on First Commerce Community Bank’s ability to pay dividends to us. In the future, we may begin income-producing operations independent from those of First Commerce Community Bank, which may provide alternative sources of income from which we may pay dividends to you. However, we can give you no assurance as to when, if at all, these operations may begin or whether they will be profitable.

Bank holding companies and state chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, our board of directors plans to reinvest earnings for the period of time necessary to support successful operations. As a result, we do not plan to pay dividends until we recover any losses incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements and financial condition and on other factors that our board of directors considers relevant.

Additionally, regulatory authorities may determine, under circumstances relating to the financial condition of First Commerce Community Bankshares or First Commerce Community Bank, that the payment of dividends would be an unsafe or unsound practice and may prohibit dividend payment.

LEGAL MATTERS

Troutman Sanders LLP, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus for First Commerce Community Bankshares.

EXPERTS

First Commerce Community Bankshares’ audited financial statements for the period from March 26, 2002 (inception) through December 31, 2002, incorporated by reference in this prospectus from our Form 10-KSB for the year ended December 31, 2002 have been included in reliance on the report of Mauldin & Jenkins, LLC, Atlanta, Georgia, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	The description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form SB-2, Registration No. 333-97681, including all amendments and reports filed for purposes of updating such description; and

•	All other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of this offering.

We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write First Commerce Community Bankshares, Inc., Attention: Corporate Secretary, 9464 Highway 5, Douglasville, Georgia 30135 (telephone number (770) 489-3222). The information contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we therefore file periodic reports and other information with the SEC relating to our business, financial statements and other matters. These reports and other information we file may be inspected and copies at prescribed rates at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act of 1933, as amended, with respect to the securities being offered hereby. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings including in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC or on the SEC’s Internet site at http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Estimated expenses of the sale of the Registrant’s Common Stock, $1.00 par value per share, are as follows:

Securities and Exchange Commission Registration Fee	$531
Legal Fees and Expenses	2,500
Accounting Fees and Expenses	500
Printing and Engraving Expenses	250

Total	$3,781

Item 15.	Indemnification of Directors and Officers.

Consistent with the applicable provisions of the laws of Georgia, the Registrant’s Bylaws provide that the Registrant shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (i) by the Board of Directors of the Registrant, (ii) in certain circumstances, by independent legal counsel in a written opinion or (iii) by the affirmative vote of a majority of the shares entitled to vote.

In addition, Article 11 of the Registrant’s Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of the Registrant, (ii) an act or omission involving intentional misconduct or a knowing violation of law, (iii) a transaction from which the director derives an improper material tangible personal benefit or (iv) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles of Incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

Item 16.	Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of First Commerce Community Bankshares, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form SB-2, Registration No. 333-97681)

4.2	Bylaws of First Commerce Community Bankshares, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form SB-2, Registration No. 333-97681)

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form SB-2, Registration No. 333-97681)

4.4	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock

4.5	Form of Organizer Warrant Agreement (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form SB-2, Registration No. 333-97681).

5.1	Legal Opinion of Troutman Sanders LLP

23.1	Consent of Mauldin & Jenkins, LLC

23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5.1)

24.1	Power of Attorney*

Item 28.	Undertakings.

The undersigned Registrant hereby undertakes as follows:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of these issues.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Douglasville, State of Georgia, on March 1, 2004.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

/s/ William C. Lumpkin, Jr.

William C. Lumpkin, Jr.
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William C. Lumpkin, Jr. and Tom D. Richey, and each of them, his or here true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and think requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William C. Lumpkin, Jr. William C. Lumpkin, Jr.	Director, President and Chief Executive Officer (principal executive officer)	March 1, 2004

/s/ Tom D. Richey Tom D. Richey	Director, Chief Financial Officer (principal financial and accounting officer)	March 1, 2004

/s/ Carl E. Carr, Jr. Carl E. Carr, Jr.	Director	March 1, 2004

/s/ James E. Daniell James E. Daniell	Director	March 1, 2004

/s/ Jack F. Gamel Jack F. Gamel	Chairman of the Board of Directors, Director	March 1, 2004

/s/ Larry W. Jackson Larry W. Jackson	Director	March 1, 2004

/s/ Richard W. Kinsey Richard W. Kinsey	Director	March 1, 2004

/s/ J. David McDade J. David McDade	Director	March 1, 2004

/s/ Phil D. Miller Phil D. Miller	Director	March 1, 2004

/s/ Jimmy R. Smith Jimmy R. Smith	Director	March 1, 2004

/s/ Joel R. Tidwell Joel R. Tidwell	Director	March 1, 2004

/s/ Frank C. Winn Frank C. Winn	Director	March 1, 2004

EXHIBIT INDEX

Exhibit Number	Description

5.1	Legal Opinion of Troutman Sanders LLP

23.1	Consent of Mauldin & Jenkins, LLC